SEVERANCE AGREEMENT

     This severance agreement (the "Agreement") is made as of this 5th day of November, 1995, by and between Signal
Apparel Company, Inc. ("Signal"), and Marvin Winkler
("Winkler") Sherri Winkler and MW Holdings, L.P.
(collectively, the "Winkler Parties").
     WHEREAS, the parties wish to enter into an agreement terminating the employment of Winkler by Signal.
     NOW THEREFORE, in consideration of the promises and covenants contained in this Agreement, the Parties agree as follows:
     1. Resignation of Winkler. Winkler hereby resigns from his position as Chairman of the Board and Chief
Executive Officer of Signal and from any and all other offices, positions and duties which he now holds with Signal, or with any subsidiary or division thereof, including, but not limited to positions, duties, and responsibilities he may now hold with AMW, Inc. and The
Shirt Shed, Inc.
     2.   Status of Employment Agreements, Mutual Release.
The Signal Employment Agreement dated April 1, 1995,
("Signal Employment Agreement") and the AMW Employment
Agreement, February 16, 1993 (collectively, the "Employment Agreements"), and all rights and liabilities thereunder, are of no force and effect and each party releases the other from any claim they may have by virtue of the Employment Agreements or any other duties arising out of the employmennt relationship other than as expressly reserved by this agreement, and provided that Signal expressly does not release Winkler from claims for indemnification or contribution brought by any third party, as set forth in Secion 11 of this Agreement.
     3. Severance Payment. Signal shall pay Winkler's ordinary salary as it would have been otherwise due Through January 15, 1996 under Section 2 of the Signal Employment Agreement. Winkler shall not be entitled to any future salary, severance or other payments hereunder except as specifically provided for herein.
     4.   Payments With Respect to Claimed Commissions.
Signal shall pay to Winkler $60,000, constituting the unpaid portion of all commissions claimed by Winkler for sales completed prior to the purchase of American Marketing Works, Inc. by Signal, as follows: 6 installments of $10,000 per month shall be paid on the first business day of each month commencing December 1, 1995 and ending on May 1, 1996.
     5. Payment on Purchase Note(s). Signal shall pay to Winkler, Sherri Winkler and MW Holdings, L.P. $44,600 in the aggregate, which the parties hereto agree shall constitute all of the unpaid interest owing on the Purchase Notes as of the date of this Agreement, in seven equal monthly installments of $5,575 on the first business day of each month commencing on December 1, 1995 and ending on June 1, 1996 and one installment of $5,602.67 on July 1, 1996.
     6. Insurance. Signal shall pay the premium on all health insurance policies that it currently provides for the benefit of Winkler until March 31, 1996.
     7. Expenses. Subject to Signal's prior approval, it shall reimburse Winkler for reasonable freight expenses incurred in connection with transporting his furniture and other household furnishings by Armstrong Relocation Services to California, and for the cost of coach airplane tickets to California for Winkler, Sherri Winkler and their children.
     8. Return of Property. Winkler shall return all Signal property in his possession or under his control;
provided, however, Winkler may elect, on or before November
15, 1995, to purchase the desk and chair and other furniture in his possession and which he uses (which are owned by Signal) by paying to Signal the sum of $1,000.
     9. Conversion of Purchase Notes. Signal hereby grants to Winkler, MW Holdings, L.P. and Sherri Winkler, and Winkler hereby exercises (and agrees to cause Sherri Winkler and MW Holdings, L.P. to immediately exercise) the right to convert the preferred stock of Signal received upon conversion of the Purchase Notes (as defined in that certain Stock Purchase Agreement dated October 5, 1994 among Signal, Winkler, Sherri Winkler, MW Holdings, L.P. and other parties names therein into One Million (1,000,000) shares of Common Stock. When Signal next files a registration statement under the Securities Act of 1933, it will use its best efforts to include thereunder such One Million (1,000,000) shares. If such registration does not occur within one year from the date hereof, Signal shall thereafter use its reasonable best efforts to register such shares by including them in any registration which Signal may file thereafter and pay to Winkler interest calculated at the rate of 7% per annum on the value of such One Million (1,000,000) shares as have not been registered, with such value based on the closing price of Signal's common stock on the New York Stock Exchange on the date of the execution of this Agreement (or if it does not trade on such date, on the next trading day) ("Value"). Such interest shall be paid quarterly, one-half in cash and one-half in Common Shares of Signal stock based on such Value, until such shares are registered, disposed of by Winkler, or until the right to register such shares hereunder expires, which shall be such time as Winkler can sell or transfer such shares without registration.
     10. The Steele Litigation. Signal shall provide for representation of Winkler in connection with the Steele Litigation and shall indemnify him against any judgment entered against him in that action to the full extent required by Signal's certificate of incorporation, its by-laws, and the laws of the State of Indiana (collectively "Signal's Indemnity Obligation"). Winkler shall assist
Signal in the defense of the Steele Litigation in any reasonable manner requested by Signal, including but not limited to the following:
          a.   Winkler shall provide Signal with any
documents in his possession which will be of assistance in defending the Steele Litigation; and
          b.   Winkler shall, if requested by Signal,
testify in the Steele Litigation and shall make himself available to Signal for witness preparation sessions.
     11. Releases. Winkler hereby unequivocally releases, acquits, covenants not to sue and forever discharges Signal and its officers, directors, employees, agents, attorneys, shareholders, heirs, assigns, successors, trustees, parents, subsidiaries, operating divisions, affiliated companies, and all others in the world (collectively, the "Signal
Releasees") of and from all manner of action and actions, cause and causes of action, claims, whether known or unknown, suits, debts, wages, sums of money, accounts, bills, contracts, torts, controversies, agreements, damages, judgments, expenses, attorney's fees, executions, claims arising under any federal law and the laws of any state (statutory, regulatory and common law) and the laws, ordinances, statutes and common laws of all cities and other states and provinces in the United States and the World; provided, however, Winkler does not release Signal and its officers, directors and employees or its agents, attorneys, or shareholders from any such claim arising from the acquisition of AMW, Inc., nor any claims for indemnification or contribution arising from any claims brought by any third party, nor any release of rights and obligations arising under this agreement or in the future. Included specifically within this General Release is any claim that Winkler was forced to resign or was constructively discharged.
     Winkler agrees that he will not bring or attempt to bring any other action against any Signal Releasee for any matter arising out of his employment or resignation from employment in any court or before any administrative agency.
     Signal hereby unequivocally releases, acquits, covenants not to sue and forever discharges Winkler and his heirs, assigns or trustees and all others in the world (collectively, the "Winkler Releasees") of and from all manner of action and actions, cause and causes of action, claims, whether known or unknown, suits, debts, wages, sums of money, accounts, bills, contracts, torts, controversies, agreements, damages, judgments, expenses, attorney's fees, executions, claims arising under any federal law and the laws of any state (statutory, regulatory and common law) and the laws, ordinances, statutes and common laws of all cities and other states and provinces in the United States and the World; provided, however, that Signal does not release the Winkler Releasees from any such liability arising from the acquisition of AMW, nor from any such liability resulting from claims for indemnification or contribution brought by any third party, except to the extent required by Signal's indemnity obligations, based upon his actions as an officer or director of Signal, nor from any liability as may be incurred by Winkler in connection with the rights and obligations created by this agreement or in the future.
     Signal agrees that it will not bring or attempt to bring any other action against any Winkler Releasee for any matter arising out of his employment by Signal or resignation from such employment in any court or before any administrative agency.
     12. Confidentiality. The parties agree to maintain this Agreement (including the exhibits hereto), its terms and the negotiations related hereto in confidence, without any disclosure to third parties except that a disclosure may be made:
          a. by any Party to the extent necessary in a proceeding to enforce the Agreement;
          b.   by any Party to the extent required by law;
and
          c. by any Party on obtaining the prior written consent of all other Parties.
     The parties acknowledge that this Agreement will be filed as an exhibit to Signal's next Quarterly Report on Form 10-Q; and the parties agree that, unless otherwise required by law, Annex A hereto shall be the only public statement made concerning this Agreement and the termination of Winkler's employment.
     Furthermore, in accordance with Section 7 of the Signal Employment Agreement, the Winkler Parties shall not, without prior written consent of Signal, communicate or divulge any confidential information to anyone other than Signal and those designated by it. For purposes of this provision, the term confidential information includes all secret or confidential information, knowledge or data relating to Signal which shall not be or become public knowledge (other than by acts by Winkler or representatives of Winkler in violation of this Agreement.
     13. Choice of Law and Venue. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of New York which shall, in all respects, be governed, construed, applied and enforced in accordance with the substantive laws of the State of New York without reference to conflict of law principles. Any controversies arising out of this Agreement shall be resolved in the courts located in the Southern District of New York and the parties hereto submit to the jurisdiction thereof.
     14. Use of Settlement Agreement. This Agreement shall not be construed, considered or used as an admission of liability or fault on the part of any Party, which liability or fault all Parties expressly deny. Moreover, this Agreement should not be construed as to release any claims that Signal or the Winkler Parties may have against any third party.
     15. Necessary Documents. The Parties agree to enter into and execute such further documents or instruments as may be necessary and appropriate to effectuate this Agreement.
     16. Power and Authority to Execute. Each Party hereto represents and warrants that it has the full power and authority to execute, deliver and perform this Agreement, that each individual signing on behalf of a party has been duly authorized by that party to execute this Agreement on its behalf and that no claims being released under the terms of this Agreement have been assigned, sold or otherwise transferred to any other entity.
     17. Successors-In-Interest Bound. This Agreement shall be binding upon and shall insure to the benefit of, the Parties and their respective officers, directors, affiliates, attorneys, administrators, agents, representatives, successors and assigns.
     18. Advice of Counsel. Each of the Parties has had the benefit of the advice of counsel of its own choice in the negotiating, drafting and execution of this Agreement, and the language in all parts of this Agreement is a product of the efforts of all counsel. Accordingly, neither the entire Agreement nor any provision contained herein shall be deemed to have been proposed or drafted by any party or constructed against an party. This Agreement shall be construed as a whole according to its plain meaning.
     19. Entire Agreement of the Parties. This Agreement and the documents annexed hereto constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both written and oral, concerning such matters. Moreover, each party represents and warrants that it has entered into this Agreement wholly upon its own volition, judgment, belief and knowledge and without any duress or reliance upon any statement or representation of another party except those representations and warranties expressed in this Agreement.
     20. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which when taken together shall constitutes one and the same instrument. This Agreement shall be of no force and effect until executed by all Parties hereto.
     21. Validity of Agreement. Each Party represents and warrants that this Agreement is a legal, valid and binding obligation, enforceable in accordance with its terms and that there are no laws, rules or regulations that prohibit its enforceability.
     22. No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing executed by the Party charged with such waiver, and no waiver of any breach of failure perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provision of this Agreement. This Agreement may not be amended except in a document signed by the Party to be charged.
     23. Headings. The headings contained herein are for reference only and are not a part of this Agreement and shall not be used in connection with the interpretation of this Agreement.





     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of this 5th day of November, 1995.

Date:     November 5, 1995


                         SIGNAL APPAREL COMPANY, INC.
                         By:/s/Bruce Krebs
                            -------------------------

                         MW HOLDINGS, L.P.
                         By:/s/Sherri Winkler
                            -------------------------


                         /s/Marvin Winkler
                         ----------------------------
                         MARVIN WINKLER



                         /s/Sherri Winkler
                         ----------------------------
                         SHERRI WINKLER


19527V.01!






                           Annex A


                        PRESS RELEASE


SIGNAL APPAREL COMPANY, INC.       Contact:
200 Manufacturers Road             Robert Powell
                                   Executive Vice President
                                   (615) 755-6601

Signal  Apparel  Company, Inc. and  Marvin  Winkler  jointly announced  today  Mr. Winkler's decision  to  step  down  as

Chairman  of  the Board and Chief Executive Officer  of  the

Company.   Mr. Winkler will remain a substantial shareholder

in the Company.



      In announcing the decision, Mr. Winkler stated that he

had  established  several  key Company  objectives  when  he joined  the  company in late 1994.  First  and  foremost  of these objectives was the rebuilding of the Signal management team  in  order  to  position the  Company  for  growth  and profitability.  "With the addition of Bruce Krebs in August,

1995  as President and Chief Operating Officer and with  key management  changes  in the Operations,  Sales,  Design  and

Merchandising  areas, Signal has one of the  top  management teams in the active apparel industry," stated Mr. Winkler in

announcing  his  decision.   "The Company  has  successfully

consolidated its operations, boosted operating efficiencies,

cut  unnecessary  overhead, and  developed  many  new  major licensing initiatives.  It is time to let Bruce Krebs manage the  company  and implement the strategic plans  which  have been developed by the new management team over the last  six months," added Winkler.



Mr.   Winkler  is  planning  to  pursue  several   different

opportunities,  and  an  announcement  in  this  regard   is

anticipated in the coming month.



Signal  Apparel Company, Inc. is engaged in the  manufacture and  marketing  of apparel.  The Company's Common  Stock  is traded on the New York Stock Exchange under the symbol SIA.